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                                                                   Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Keynote Systems, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8, Nos. 333-73244, 333-47980, and 333-87791 of Keynote Systems, Inc. of
our report dated October 25, 2001, with respect to the consolidated balance sheets of Keynote Systems, Inc. and subsidiaries as of September 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2001, and the related financial statement schedule, which report appears in the September 30, 2001 annual report on Form 10-K of Keynote Systems, Inc. and subsidiaries.

                                                             /s/ KPMG LLP

Mountain View, California
December 28, 2001